Exhibit 10.5
Form of Restricted Stock Unit Grant Award Agreement
Under the Mount Logan Capital Inc. 2025 Omnibus Incentive Plan

    THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Mount Logan Capital, Inc. (the "Company").

    WHEREAS, the Company maintains the Mount Logan Capital, Inc. 2025 Omnibus Incentive Plan (the "Plan"), and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Restricted Stock Unit Award under the Plan; and

    NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as provided as follows in this Restricted Stock Unit Award Agreement (the “Agreement”). The Restricted Stock Unit Award is in all respects subject to the terms, definitions and provisions of the Plan and the Agreement. Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

1.    Restricted Stock Unit Award Terms. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

(A)    Participant: The “Participant” is [__________].

(B)    Grant Date: [_______]

(C)    Total Restricted Stock Units: [____] Units (the “RSUs”)

Each granted “Unit” represents the right to receive one share of Stock, subject to the terms and conditions of this Agreement and the Plan.

(D)    Settlement Date: The “Settlement Date” shall be the date determined by the Company between the date that the Vesting Period ends with respect to such RSU pursuant to Section 2 or 3, and the sixty-day (60) day anniversary of such date.

(E)    Termination Date: The “Termination Date” means the first date, as determined by the Committee or its delegate in its sole and absolute discretion, that the Participant is no longer performing services for the Company and its Subsidiaries either (i) as an Eligible Employee of the Company or any of its Affiliates or (ii) as a Consultant who performs services for the Company as an employee of BC Partners Advisors L.P., BC Partners LLP, and any of their respective affiliates (collectively, “BC Partners”).

2.    Vesting Period. Subject to Section 3 below, with respect to the RSUs, the "Vesting Period" for the RSUs shall begin on the Grant Date and shall end on the dates specified in Exhibit A (each such date listed with respect to one or more RSUs referred to as a “Vesting Date” and the last Vesting Date listed referred to as the “Final Vesting Date”); provided, however, in the event of a Vesting Change in Control (defined below) prior to the Final Vesting Date, the Vesting Period shall end for all RSUs for which it has not previously ended and which have not previously been forfeited. The Committee, in its sole discretion, may accelerate the end of the Vesting Period.

3.    Termination of Employment. Except as provided in this Section 3, any portion of RSUs for which the Vesting Period has not ended prior to or upon the Participant’s Termination Date shall be forfeited.

For clarity, Participant’s right to vest in the RSUs will end on the Termination Date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction in which the Participant is employed or providing service or the terms of the Participant’s employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence). If the Participant incurs a termination due to Disability or death (a “Vesting Termination”) prior to the Final Vesting Date, then the Vesting Period shall end with respect to all such RSUs as of such Termination Date and all such RSUs shall become fully vested.

All RSUs that do not vest in accordance with the foregoing, shall be immediately forfeited.

Notwithstanding the foregoing, in the event the Participant incurs a termination for any reason other than a Vesting Termination, the Participant shall immediately forfeit his or her right to any vesting of any RSUs for which the Vesting Period has not ended as of such Termination Date. Notwithstanding anything to the contrary in any agreement between the Participant and the Company or an Affiliate, the Participant acknowledges and agrees that the RSUs shall vest (and the Vesting Period shall end) only as provided by, and subject to the terms of, this Agreement and the Plan.

4.    Settlement Date. Within sixty (60) days following a Settlement Date, the Participant shall receive a number of shares of Stock in settlement of the RSUs. The number of shares of Stock that the Participant shall receive on each Settlement Date shall equal the number of RSUs (which have not previously been forfeited or cancelled) for such Vesting Date as listed on Exhibit A (or, if the Settlement Date is the death or Permanent Disability of the Participant, all of the RSUs (which have not previously been forfeited or cancelled)). Shares of Stock received by the Participant pursuant to this Section 4 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Settlement Date (including, without limitation, Section 8). As of the Settlement Date following the Final Vesting Date and settlement of the RSUs pursuant to this Section 4, all RSUs (which have not previously been forfeited or cancelled) shall be cancelled.

5.    Dividends. To the extent that the RSUs have not otherwise been forfeited or cancelled prior to the Settlement Date, the Participant will be paid a cash payment on the Settlement Date equal to the number of shares of Stock delivered pursuant to Section 4 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Settlement Date.

6.    Change in Control. In the event of a Change in Control on or prior to the Vesting Date, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect (a) to continue this Restricted Stock Unit Award subject to the terms of this Agreement and the Plan as described in this Section 6 and subject to such adjustments, if any, by the Committee as permitted by Sections 4.2 and 11.1 of the Plan; (b) to terminate this Restricted Stock Unit Award and distribute shares of Stock within sixty (60) days following such Change in Control; or (c) take any such other actions as permitted by Section 11.1 of the Plan. In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) (in which case the Change in Control is a “Vesting Change in Control”), the payment amount attributable to dividends as described in and determined pursuant to Section 5 shall be determined as if the date of the Vesting Change in Control were the Settlement Date and the number of shares of Stock to be delivered pursuant to Section 4 shall be calculated as if the date of such Vesting Change in Control were the Settlement Date, and the shares of Stock received by a Participant pursuant to this Section 6 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Settlement Date.

7.    Section 409A of the Code. The distribution of shares of Stock made pursuant to this Agreement are intended to be interpreted and operated to the fullest extent possible so that such distributions shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  It is intended that the distribution of shares of Stock will in any event be made pursuant to the terms of this Agreement to the Participant within the period necessary to satisfy the exemption from Section 409A of the Code for short-term deferrals set forth in Treas. Reg. §1.409A-1(b)(4)(i) (which generally requires that payment be made not later than the fifteenth day of the third month after the end of the year in which the amount is no longer subject to a substantial risk of forfeiture as defined for purposes of Section 409A of the Code). To the extent that the distributions of shares of Stock made pursuant to this Agreement are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the distribution of shares of Stock pursuant to this Agreement shall comply with the requirements of Section 409A of the Code.

8.    Clawback Policy. Notwithstanding anything in this Agreement to the contrary, in consideration for the grant of this Restricted Stock Unit Award, the Participant acknowledges and agrees that he or she is subject to the any applicable clawback policy adopted by the Company (the “Clawback Policy”) and that the Participant’s rights with respect to this Restricted Stock Unit Award and any Awards granted to the Participant shall be subject to the Clawback Policy as amended from time to time.

9.    Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate for which the Participant provides service, including BC Partners, (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant's participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. To the extent that the Participant is performing services for the Company as a Consultant that is an employee of BC Partners, the Company and its Affiliates shall not withhold any amounts for taxes, and the Participant shall be solely responsible for remitting the required taxes as an independent contractor with respect to the taxes owed with respect to this Award. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, earning or settlement of the RSUs, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Unless otherwise determined by the Committee, if the Participant is an Eligible Employee, any applicable withholding required with respect to this Restricted Stock Unit Award shall be satisfied through the surrender of shares of Stock to which the

Participant is otherwise entitled under the Plan; provided, however, that the amount withheld in the form of shares of Stock to which the Participant is entitled under the Plan may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant. Further, if the Participant is an Eligible Employee, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items not satisfied consistent with the prior sentence by one or a combination of the following: (i) withholding from wages or other cash compensation payable to the Participant by the Company or the Employer; (ii) withholding from proceeds of the sale of Stock to be issued upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent); and (iii) any other method acceptable to the Company and permitted under the Plan and applicable laws. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, the Participant is deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items. The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares of Stock or the proceeds of the sale of shares of Stock if the Participant fails to comply with the Participant's obligations for Tax-Related Items. To the extent that the Participant is selling shares of Stock to cover Tax-Related Items, if the Settlement Date does not occur (i) during an “open window period” applicable to Participant, (ii) on a date when Participant is permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities (the “Policy”), or (iii) on a date when Participant is otherwise permitted to sell shares of Stock on an established stock exchange or stock market, then such shares will not be delivered on such Settlement Date and will instead be delivered on the first business day of the next occurring “open window” period applicable to Participant pursuant to such Policy (regardless of whether Participant has experienced a Termination Date at such time) or the next business day when Participant is not prohibited from selling shares of Stock on the open market, but in no event later than the later of (x) December 31st of the calendar year in which the Settlement Date occurs (that is, the last day of Participant’s taxable year in which the Settlement Date occurs), or (y) to the extent permitted by Treasury Regulations Section 1.409A-1(b)(4) without penalty, the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Settlement Date occurs.

10.    No Assignment of Benefits. This Restricted Stock Unit Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee. Provided transfer occurs due to death or disability, the Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. As a condition to such transfer, the transferee must agree to be bound by all of the terms and conditions of the Plan.

11.    Adjustment of Award. The number and type of shares of Stock subject to this Restricted Stock Unit Award will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

12.    No Right to Employment/Directorship/Consultancy. Neither the Plan nor this Restricted Stock Unit Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Restricted Stock Unit Award. Except as otherwise provided in the Plan or this Restricted Stock Unit Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

13.    Nature of Grant.

In accepting the RSUs, the Participant acknowledges, understands and agrees that:

i.    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

ii.    the award of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

iii.    all decisions with respect to future RSUs or other Awards, if any, will be at the sole discretion of the Company;

iv.    the award of RSUs and the Participant's participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any other subsidiary or affiliate, as applicable, to terminate the Participant's employment relationship (if any);

v.    the Participant is voluntarily participating in the Plan, and in making the decision whether to accept or reject the Award, the Participant has had the opportunity to obtain the advice of legal counsel;

vi.    the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

vii.    the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

viii.    the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

ix.    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant's employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); and
x.    neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any shares of Stock acquired upon settlement.

14.    Plan Governs. This Restricted Stock Unit Award shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

15.    Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.     The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

16.    Waiver. The waiver by the Company with respect to the Participant’s (or any other Participant’s) compliance of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by such party of a provision of the Agreement.
17.    Imposition of Other Requirements    . The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the RSUs and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.    Compliance with Law. Notwithstanding any other provision of the Plan or the Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the RSU prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

19.    Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant's ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Participant's country of residence. The Participant's country may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant's country. The Participant also may be required to repatriate cash received from participating in the Plan to the Participant's country within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with the Participant's personal tax, legal and financial advisors regarding same.

20.    Amendment and Termination The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Agreement to the extent permitted pursuant to Article XII of the Plan. Adjustments pursuant to subsection 4.2 of the Plan shall not be subject to the foregoing limitations. It is the intention of the Company that, to the extent that any provisions of this Plan or this Restricted Stock Unit Award are subject to Section 409A of the Code, the Plan and this Restricted Stock Unit Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan and this Agreement as it deems necessary to conform to Section 409A of the Code. This Agreement and the Plan set forth the entire understanding of the agreement between the Company and the Participant with respect to this Restricted Stock Unit Award and supersede any prior written or oral agreements with respect thereto.

21.    Governing Law. The Plan and this Restricted Stock Unit Award shall be construed in accordance with the laws of the State of Delaware.

Exhibit A to RSU Agreement
Vesting Schedule

Number of RSUs	Grant Date	Vesting Date

Total: